UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2020

Avantor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38912	82-2758923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Radnor Corporate Center Building One, Suite 200 100 Matsonford Road Radnor, PA		19087
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 386-1700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AVTR	New York Stock Exchange
6.250% Series A Mandatory Convertible Preferred Stock, $0.01 par value	AVTR PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 14, 2020 (the “Effective Date”), Avantor, Inc.’s (the “Company”) wholly owned subsidiary, Avantor Funding, Inc. (“Avantor Funding”), entered into Amendment No. 4 (the “Amendment”) to Credit Agreement, dated as of November 21, 2017 (as amended by Amendment No. 1 to Credit Agreement, dated as of November 27, 2018, Amendment No. 2 to Credit Agreement, dated as of June 18, 2019, Amendment No. 3, dated as of January 24, 2020, and as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Vail Holdco Sub LLC, Avantor Funding, each of the Guarantors, Goldman Sachs Bank USA, as administrative agent and collateral agent (the “Administrative Agent”), Swing Line Lender and an L/C Issuer and the lenders party thereto (the “Lenders”).

Pursuant to the Amendment, Avantor Funding obtained $250 million of refinancing revolving credit commitments (the “Replacement Revolving Commitments”) which refinanced its existing revolving credit commitments under the Credit Agreement (the “Existing Revolving Commitments”) in full and substantially concurrently therewith obtained a $265 million increase to the Replacement Revolving Credit Commitments (the “Additional Revolving Commitments and, together with the Replacement Revolving Commitments, the “New Revolving Commitments”). After giving effect to the transactions described in the foregoing sentence, the aggregate amount of New Revolving Commitments under the Credit Agreement (which constitute all of the revolving commitments under the Credit Agreement) is $515 million.

The final stated maturity of the New Revolving Commitments is July 14, 2025, subject to an earlier springing maturity to the date that is 181 days before November 21, 2024 to the extent more than $200 million of Initial Term Loans (as defined in the Credit Agreement) have not been repaid or refinanced as of such date. The commitment fee payable on the undrawn portion of the New Revolving Commitments will initially be 0.375% per annum, subject to a stepdown to 0.25% per annum if Avantor Funding achieves a Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement) of less than 2.50:1.00. Drawn revolving loans in connection with the New Revolving Commitments bear interest initially at a rate of LIBOR plus a spread of 2.25% per annum (or the alternate base rate plus 1.25% per annum), subject to a step-up or stepdowns based on a Consolidated First Lien Net Leverage Ratio based pricing grid as set forth in the Amendment.

The New Revolving Commitments are guaranteed by the same subsidiaries of the Company (the “Guarantors”) that guarantee the existing credit facilities under the Credit Agreement. The New Revolving Commitments and the guarantees thereof are secured by the same collateral of Avantor Funding and the Guarantors that secures Avantor Funding’s obligations under the Credit Agreement on a pari passu basis.

In addition, the Administrative Agent, certain of the lenders and/or their respective affiliates have provided the Company and its affiliates with financial advisory, commercial banking and investment banking services for which they received customary fees and expenses. The foregoing is a summary of the material terms of the Amendment, does not purport to be complete, and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment No. 4 to the Credit Agreement, dated as of November 21, 2017, among Vail Holdco Sub LLC, Avantor Funding, Inc., each of the Guarantors, each of the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent, Swing Line Lender and an L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2020		Avantor, Inc.

	By:	/s/ Steven Eck
Steven Eck Senior Vice President and Chief Accounting Officer